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FOR IMMEDIATE RELEASE

NEW ORLEANS -- April 20, 1999                                99-06


                 MCDERMOTT INTERNATIONAL TERMINATES PROPOSAL TO
                          ACQUIRE MINORITY INTEREST IN
                                J. RAY MCDERMOTT


     The Finance Committee of the Board of Directors of McDermott International, Inc. (NYSE: MDR) announced today that it has terminated discussions with the Independent Committee of the Board of Directors of its majority-owned subsidiary, J. Ray McDermott S.A. (NYSE: JRM), concerning the possible acquisition by McDermott International of the publicly held shares of J. Ray McDermott.

     The Committee said the discussions were terminated because the parties were unable to reach an acceptable financial agreement. The companies will continue to operate under the current corporate and operational management structure.

     McDermott International, Inc. is a leading worldwide energy services company. The company and its subsidiaries manufacture steam-generating equipment, environmental equipment, and products for the U.S. government. They also provide engineering and construction services for industrial, utility, and hydrocarbon processing facilities, and to the offshore oil and natural gas industry.

     For additional information please contact:
     Don Washington
     McDermott International, Inc.
     P. O. Box 61961
     New Orleans, LA  70161-1961
     (504) 587-4080



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